                                                                    Exhibit 11.1
                           AASTROM BIOSCIENCES, INC.
                         (a development stage company)

            STATEMENT RE COMPUTATION OF PRO FORMA NET LOSS PER SHARE

                                                                                            Three months ended     Six months ended
                                                                                             December 31, 1996    December 31, 1996
                                                                                            ------------------    -----------------
Weighted average number of common shares outstanding                                                 1,755,000            1,754,000
Issuance of Common Stock (1)                                                                           135,000              135,000
Assumed exercise of stock options to purchase Common Stock (1)                                         121,000              121,000
Issuance of Series E Preferred Stock (1)                                                             1,078,000            1,078,000
Weighted average number of common shares representing assumed conversion of Series A,
 Series B, Series C, Series D Preferred Stock from the date of issuance                              7,020,000            7,020,000
                                                                                            ------------------    -----------------
Pro forma weighted average number of common and common equivalent shares outstanding                10,109,000           10,108,000
                                                                                            ==================    =================
Net loss                                                                                    $       (2,889,000)   $      (6,162,000)

                                                                                            ==================    =================
Pro forma net loss per share                                                                $             (.29)   $            (.61)

------------                                                                                ==================    =================

(1) Represents shares of common stock or common stock equivalents issued subsequent to October 1995 at a price per share less than the estimated initial public offering price. Such shares are considered to be cheap stock and, accordingly, reflected as outstanding since Inception.